UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported) September 7, 2004

AFLAC INCORPORATED

(Exact name of Registrant as specified in its charter)

Commission File No. 1-7434

GEORGIA	58-1167100

(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1932 Wynnton Road, Columbus, Georgia	31999

(Address of principal executive offices)	(Zip Code)

706-323-3431

(Registrant's telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

ITEM 1.01  Entry into a Material Definitive Agreement

     Effective as of September 1, 2004, the Board of Directors (the "Board") of AFLAC Incorporated (the "Company") made stock option and restricted stock awards to certain of its nonemployee directors, as summarized below. The grants were made under the 2004 AFLAC Incorporated Long-Term Incentive Plan (the "Plan"), which was approved by the shareholders of the Company at its annual meeting on May 3, 2004, and were made as part of the nonemployee directors' compensation for services, as more fully described in the proxy statement furnished to shareholders in connection with the solicitation of proxies for that annual meeting. The following summary is subject to the terms of the Plan and the terms of the individual award agreements under which the grants were made.

     Each of John Shelby Amos II, Michael H. Armacost, Joe Frank Harris, Elizabeth J. Hudson, Douglas W. Johnson, Charles B. Knapp, E. Steven Purdom, M.D., Barbara K. Rimer, Ph. D., Marvin R. Schuster, Glenn Vaughn Jr., and Robert L. Wright received an option to purchase 4,000 shares of the common stock of the Company, par value $.10 per share ("Company Stock"), at a per share exercise price of $39.975 per share (the average of the high and low sales prices per share of Company Stock on September 1, 2004). Subject to the terms of the Plan, one quarter of the option will vest upon each of the first four anniversaries of the date of grant (or upon the director's earlier termination of service on the Board with at least five years of service on the Board). The option will expire (and any previously vested portion of the option will remain exercisable until) ten years following the date of grant. Robert B. Johnson received an option to purchase 2,000 shares of Company Stock on these same terms and conditions.

     Robert B. Johnson and Kenneth S. Janke Sr. each received an award of restricted shares of Company Stock - 671 shares in the case of Mr. Johnson and 1,341 shares in the case of Mr. Janke. Subject to the terms of the Plan, the shares will vest upon the completion of four years of service on the Board after the date of grant, and any shares that have not yet then vested will be forfeited. On and after the date of grant, the directors will be eligible to receive any dividends paid in respect of the shares that have not been forfeited.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AFLAC INCORPORATED

/s/ Ralph A. Rogers, Jr.	September 7, 2004

(Ralph A. Rogers, Jr.)
Senior Vice President, Financial Services
Chief Accounting Officer